Exhibit 5

Cascal N.V.	Lennaert J. Posch
Strawinskylaan 3105
Suite 6.1.24	350 Park Ave., 28th fl.
1077 ZX Amsterdam	New York, NY 10013
The Netherlands	T +1 212 972 40 00
F +1 212 972 49 29
lennaert.posch@stibbe.com
www.stibbe.com

Date
23 January 2008
Cascal N.V. — SEC Exhibit 5 opinion letter
Ladies and Gentlemen,
(1)	We have acted as counsel as to matters of Netherlands law to Cascal N.V. (the “Company”) in connection with the offering (the “Offering”) (i) by the Company of 7,706,213 common shares with a nominal value of EUR 0.50 each in its capital (the “Primary Shares”) and (ii) by Biwater Investments Limited (the “Selling Shareholder”) of up to 11,504,898 common shares with a nominal value of EUR 0.50 each in the capital of the Company (the “Secondary Shares”, and together with the Primary Shares, the “Shares”), including Shares to be sold upon exercise of the over-allotment option pursuant to an underwriting agreement among the underwriters (as mentioned in the Registration Statement, defined below) (the “Underwriters”), the Company and the Selling Shareholder (the “Underwriting Agreement”).

This opinion is furnished to you in order to be filed as an exhibit to the form F-1 registration statement relating to the Offering filed by you with the U.S. Securities and Exchange Commission (the “Registration Statement”).

(2)	For the purpose of this opinion, we have exclusively examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:
(a)	the deed of incorporation of the Company dated 22 March 1999 and the Company’s articles of association (statuten) as amended on 23 January 2008, which according to the extract from the Commercial Register referred to in paragraph (2)(j) below are the articles of association of the Company as currently in force;

(b)	the deed of issue of shares in the capital of the Company between the Company and Biwater B.V. dated 19 October 1999;

(c)	the deed of issue of shares in the capital of the Company between the Company and N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland dated 7 April 2000;
Attorneys and Civil Law Notaries of The Netherlands and Attorneys of Belgium; not admitted in New York. The New York practice of the firm is conducted through Stibbe New York B.V. P.C., which is the New York branch of Stibbe New York B.V., The Netherlands, registered with the Trade Registry in Amsterdam under number 33261662.

(d)	the deed of amendment of the Company’s articles of association (statuten) dated 26 April 2000;

(e)	the deed of issue of shares in the capital of the Company between the Company and Biwater B.V. dated 23 January 2008 in connection with the issue of 5,810 shares A and 5,810 shares B in the capital of the Company to Biwater B.V.;

(f)	the deed of issue of shares in the capital of the Company between the Company and Biwater B.V. dated 23 January 2008 in connection with the issue of 21,649,343 shares in the capital of the Company to Biwater B.V.;

(g)	the draft deed of transfer of shares in the capital of the Company between Biwater B.V., the Selling Shareholder and the Company with reference MCW/6003901/550320.lve in connection with the contemplated transfer of 21,849,343 shares with a nominal value of EUR 0.50 each in the capital of the Company held by Biwater B.V. to the Selling Shareholder (the “Deed of Transfer”);

(h)	the draft deed of issue of shares in the capital of the Company between the Company and Cede & Co with reference MCW/6003901/528923.uve in connection with the contemplated issue of a number of shares in the capital of the Company to Cede & Co (which number is yet to be determined and specified in the draft deed of issue and the draft resolutions referred to in paragraphs (2)(r) and (2)(s) below) (the “Deed of Issue”);

(i)	the deed of conversion and amendment of the Company’s articles of association dated 23 January 2008 (by which deed, inter alia, Cascal B.V. was converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) into a public limited company (naamloze vennootschap) and renamed Cascal N.V., and all shares A and shares B with a nominal value of EUR 5 each in the capital of the Company were merged into 1 common share and subsequently split into 200,000 common shares with a nominal value of EUR 0.50 each in the capital of the Company;

(j)	an on-line extract from the Commercial Register of the Chamber of Commerce in Amsterdam relating to the Company dated the date hereof;

(k)	the shareholders register of the Company;

(l)	a resolution dated 19 November 2007 of the management board of the Company;

(m)	a resolution dated 19 November 2007 of the supervisory board of the Company;

(n)	a resolution dated 19 November 2007 of the general meeting of shareholders of the

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Company;
(o)	a resolution dated 7 January 2008 of the management board of the Company;

(p)	a resolution dated 7 January 2008 of the supervisory board of the Company;

(q)	a resolution dated 7 January 2008 of the general meeting of shareholders of the Company;

(r)	a draft resolution dated 22 January 2008 with reference “Management Board resolution II” of the management board of the Company; and

(s)	a draft resolution dated 22 January 2008 with reference “General Meeting resolution II” of the general meeting of shareholders of the Company.
The Shares to be issued pursuant to the Deed of Issue are hereinafter referred to as the “New Shares”; the currently outstanding 21,849,343 shares in the capital of the Company with a nominal value of EUR 0.50 each are hereinafter referred to as the “Existing Shares”.

The resolutions referred to in paragraphs (2)(l) to (2)(q), inclusive, above are hereinafter referred to as the “Resolutions”.

The draft resolutions referred to in paragraphs (2)(r) and (2)(s) above are hereinafter referred to as the “Draft Resolutions”.
(3)	In rendering this opinion we have assumed:
(a)	the legal capacity of natural persons (except to the extent such persons are acting as representative of the Company), the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at their date, and have through the date hereof remained, accurate and in full force and effect without modification;

(b)	that the Draft Resolutions, the Deed of Transfer and the Deed of Issue will be executed substantially in the form of the drafts reviewed by us for the purpose of this opinion;

(c)	that the information set forth in the on-line extract from the Commercial Register referred to in paragraph (2)(j) above is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Commercial Register with respect to the Company;

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(d)	that the information set forth in the shareholders register of the Company is complete and accurate on the date hereof;

(e)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof and as at the dates of execution of the Deed of Transfer and the Deed of Issue, respectively, and that the executed Draft Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date of execution of the Deed of Issue;

(f)	that the Company has not been, and will as at the dates of execution of the Deed of Transfer and the Deed of Issue, respectively, not have been, declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden) or ceased to exist due to merger (fusie) or demerger (splitsing);

(g)	that none of the insolvency procedures listed in respectively Annex A and Annex B to Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Procedures has been, or will have been as at the dates of execution of the Deed of Transfer and the Deed of Issue, respectively, declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands;
(4)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative rulings, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect. We express no opinion about matters of taxation.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, having regard to such legal considerations of Netherlands law as we deem relevant to enable us to give this opinion, we are as at the date hereof of the following opinion:
(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)	upon valid execution of the Deed of Issue and upon payment in full of the New Shares in accordance with the provisions of the articles of association of the Company, the Deed of Issue and the Underwriting Agreement, the New Shares will

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have been validly issued and fully paid and will be non-assessable; the Existing Shares have been validly issued and fully paid and are non-assessable.
(6)	This opinion is subject to the following qualifications:
(a)	the term “non-assessable” as used herein means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share; and

(b)	registration in and deregistration from a shareholders’ register is not a constitutive requirement under the laws of the Netherlands for (i) the authorisation, creation, issue, transfer, cancellation or redemption of shares in the capital of a company or (ii) the creation of any lien, claim or other encumbrance, including without limitation a right of pledge or a right of usufruct with respect to shares; consequently, there is no way of verifying conclusively whether the information contained in a shareholders’ register is accurate.
(7)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and will be brought before a court in the Netherlands.

(8)	This opinion is addressed to you. It may be relied upon only in connection with the Registration Statement.

(9)	We consent to the filing of this opinion as Exhibit 5 to the Registration Statement hereby and further consent to the reference of our firm in the Registration Statement under the caption “Legal matters”. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.
Yours faithfully,
Stibbe New York B.V. PC

/s/ L. Posch
Lennaert J. Posch

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